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                                                                     EXHIBIT 8.1


                        [Covington & Burling Letterhead]




                                                               November 13, 2000



Calpine Corporation
Calpine Capital Trust III
c/o Calpine Corporation
50 West San Fernando Street
San Jose, California  95113

Ladies and Gentlemen:

         We have acted as your United States tax counsel in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Registration Statement on Form S-3, as amended, (File No. 333-47068) (the "Registration Statement") filed with the Securities and Exchange Commission, of
(a) 10,350,000 5% Convertible Preferred Securities, Remarketable Term Income Deferrable Equity Securities (the "HIGH TIDES") of Calpine Capital Trust III, a Delaware business trust, (b) $535,000,000 in aggregate principal amount of the 5% Convertible Subordinated Debentures due 2030 (the "Debentures") of Calpine Corporation, a Delaware corporation (the "Company"), (c) 5,956,425 shares of Common Stock, par value $.001 per share, of the Company, and (d) the Preferred Securities Guarantee, dated as of August 9, 2000, of the HIGH TIDES by the Company.

         We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Debentures have been duly authenticated by the Trustee for the Debentures as provided in the Indenture for the Debentures.


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Calpine Corporation                                                          -2-
Calpine Capital Trust III


         Based upon and subject to the foregoing, the statements in the Registration Statement under the caption "Certain United States Federal Income Tax Consequences" represent our opinion of the United States federal income tax law matters referred to therein and such statements are (subject to the qualifications and other matters stated therein) accurate in all material respects.

         The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

         We are members of the bar of the State of New York. We do not express any opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,


                                        /s/ Covington & Burling